Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter and Year Ended December 31, 2018, Declares Quarterly Distribution of $0.18 per Share

•	GAAP Net Investment Income (NII) of $0.17 per share providing fourth quarter distribution coverage of approximately 94%
•	Net Asset Value (NAV) per share declined 7.7% or $0.59 per share to $7.07 per share on a quarter-over-quarter basis primarily due to net unrealized depreciation on certain legacy assets
•

Net leverage of 0.36x was down reflecting a net reduction in investments. Total liquidity for portfolio company investments, including cash, was approximately $252 million, subject to leverage and borrowing base restrictions

•	Waiver of incentive management fees based on income extended until June 30, 2019
•

Under our existing share repurchase program, we repurchased 1,986,014 shares of common stock for $11.2 million at an average price of $5.62, including brokerage commissions, via open market purchases in the fourth quarter.

New York, March 6, 2019 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.18 per share, payable on April 8, 2019 to stockholders of record at the close of business on March 18, 2019.

“We continued to execute upon our disciplined deployment strategy in the fourth quarter. Our net unrealized and realized losses of $46 million (or $0.66 per share) were largely concentrated in certain equity or equity-like legacy investments. Our investment in US Well alone resulted in $20 million of unrealized loss. In connection with the November 2018 merger of US Well with a publicly traded entity (Nasdaq: USWS), our legacy equity in US Well was converted into publicly traded shares of USWS. The quarter-end valuation reflected the December 31, 2018 USWS closing price of $6.50, subject to additional discounts for lock-up periods. The stock price of USWS has increased during Q1 2019 to-date and we anticipate that the valuation of our investment will continue to shift in-line with the quarter-end closing prices of the USWS stock. As the broad equity markets declined towards the end of the fourth quarter, the comparable multiples used in valuing some of the other investments also declined, contributing significantly to reduced valuations. We continue to work towards monetizing and exiting certain non-income producing legacy assets in our portfolio. We are seeking to create sales or natural exits of these assets in a manner that we believe to be in the best interest of our stockholders. We believe that exiting these positions will be accretive to our Net Investment Income and reduce the volatility in our portfolio valuation” commented James E. Keenan, Chairman and Interim CEO of BlackRock Capital Investment Corporation.

“The Company has now started to benefit from increased deal flow and added industry-specific expertise following the acquisition last year of Tennenbaum Capital Partners, or TCP, by the Company’s adviser, BlackRock Capital Investment Advisors, LLC. The investment teams and investment processes for the Company and TCP affiliated funds have been integrated, and we believe that this will help add value for the Company’s stockholders. As part of this integration, we are pleased to announce that Howard Levkowitz and Raj Vig, former managing partners of TCP, have joined the investment committee that supports the Company. As voting members, they bring vast experience and expertise in direct lending. Subsequent to the quarter-ended December 31, 2018, we have begun to co-invest with TCP affiliated funds, and we expect the frequency of co-investments to increase going forward. Additionally, we believe that a benefit of our ability to co-invest with TCP affiliated funds is to mitigate portfolio risk by increasing issuer and sector diversity.

“Under BlackRock’s management of BCIC, from March 6, 2015 to December 31, 2018, we have deployed approximately $962 million of capital, of which $362 million has been exited with a realized IRR of 14.0%. Under our existing share repurchase program, during the fourth quarter, we invested approximately $11.2 million in share repurchases at an average price of $5.62 per share. With liquidity at $252 million and no debt maturities until 2022, we have significant operating flexibility and deployment capacity.”

Financial Highlights

	Q4 2018		Q3 2018		Q4 2017
	Total	Per	Total	Per	Total	Per
($'s in millions, except per share data)	Amount	Share	Amount	Share	Amount	Share

Net Investment Income/(loss)	$11.8	$0.17	$12.5	$0.18	$14.5	$0.20
Net realized and unrealized gains/(losses)	$(46.4)	$(0.66)	$7.9	$0.11	$(16.4)	$(0.22)
Deferred taxes	$2.2	$0.03	$(0.4)	$(0.01)	$5.3	$0.07
Realized losses on extinguishment of debt	—	—	—	—	—	—
Basic earnings/(losses)	$(32.4)	$(0.46)	$20.0	$0.28	$3.3	$0.05
Distributions declared	$12.6	$0.18	$12.8	$0.18	$13.2	$0.18
Net Investment Income/(loss), as adjusted[1]	$11.8	$0.17	$12.5	$0.18	$14.5	$0.20
Basic earnings/(losses), as adjusted[1]	$(32.4)	$(0.46)	$20.0	$0.28	$3.3	$0.05

	2018 Totals		2017 Totals
	Total	Per	Total	Per
($'s in millions, except per share data)	Amount	Share	Amount	Share

Net Investment Income/(loss)	$47.4	$0.66	$55.1	$0.75
Net realized and unrealized gains/(losses)	$(56.6)	$(0.79)	$(32.9)	$(0.44)
Realized losses on extinguishment of debt	—	—	$(1.3)	$(0.02)
Basic earnings/(loss)	$(9.2)	$(0.13)	$20.9	$0.29
Distributions declared	$51.3	$0.72	$52.5	$0.72

Net Investment Income/(loss), as adjusted[1]	$47.4	$0.66	$55.1	$0.75
Basic earnings/(loss), as adjusted[1]	$(9.2)	$(0.13)	$20.9	$0.29

	As of	As of	As of
	December 31,	September 30,	December 31,
($'s in millions, except per share data)	2018	2018	2017

Total assets	$693.6	$799.5	$799.9
Investment portfolio, at fair market value	$671.7	$780.6	$757.9
Debt outstanding	$186.4	$233.0	$206.7
Total net assets	$487.0	$543.2	$571.1
Net asset value per share	$7.07	$7.66	$7.83
Net leverage ratio[2]	0.36x	0.43x	0.32x

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 8.
[2]	Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, and (B) net asset value.

Business Updates

•

Under our existing share repurchase program, during the fourth quarter of 2018, 1,986,014 shares were repurchased for $11.2 million at an average price of $5.62 per share, including brokerage commissions. The cumulative repurchases since BlackRock entered into the investment management agreement with the Company in early 2015 totaled approximately 7.2 million shares for $49.9 million, representing 80.3% of total share repurchase activity, on a dollar basis, since inception.  Since the inception of our share repurchase program through December 31, 2018, we have purchased 8.9 million shares at an average price of $6.96 per share, including brokerage commissions, for a total of $62.2 million.  In April 2018, our Board of Directors authorized an additional 2.5 million shares for repurchase, effective July 1, 2018 until the earlier of June 30, 2019 or until such time that all of the authorized shares have been repurchased. Furthermore, in October 2018, an additional 3 million shares were authorized for repurchases, effective November 5, 2018 until the earlier of October 28, 2019 or until such time that all of the authorized shares have been repurchased.

•

The non-core legacy asset book comprised 33% of our total portfolio by fair market value as of December 31, 2018. This is further broken down into income-producing investments, non-earning equities and non-accrual investments at 25%, 7% and 1% of the total portfolio, respectively by fair market value. Our investments in Vertellus Holdings, AGY Holding, Sur La Table, US Well Services and related issuers comprise 73% of the non-core book by fair market value.

•	Waiver of our incentive management fee based on income, which previously ran through December 31, 2018, has been extended to June 30, 2019.

Portfolio and Investment Activity*

	Three months	Three months
($’s in millions)	ended	ended	Year ended	Year ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Investment deployments	$32.0	$63.3	$308.6	$243.4
Investment exits	$94.7	$124.3	$338.4	$386.4
Number of portfolio company investments at the end of period			27	30
Weighted average yield of debt and income producing equity securities, at fair market value			11.5%	10.8%
% of Portfolio invested in Secured debt, at fair market value			47%	56%
% of Portfolio invested in Unsecured debt, at fair market value			23%	17%
% of Portfolio invested in Equity, at fair market value			30%	27%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)			$34.1	$33.0

*balance sheet amounts above are as of period end

•	We deployed $32.0 million during the quarter while exits of investments totaled $94.7 million, resulting in a $62.7 million net decrease in our portfolio due to investment activity.
▪	Our deployments were primarily concentrated in one new portfolio company investment and two investments into existing portfolio companies.
▪	$15.0 million funded L+7.50% second lien term loan to Outcomes Group Holdings, which is a specialized care management provider in the workers’ compensation industry;
▪	$11.9 million of incremental L + 11.0% unsecured debt as well as $0.4 million of preferred stock at 13.5% to Gordon Brothers Finance Company (“GBFC”) to fund portfolio growth; and
▪	$2.5 million of incremental L + 6.00% first lien delayed draw term loan to United PF Holdings, LLC.
▪	Our repayments were primarily concentrated in two portfolio company exits, two position exits, and one partial repayment:
▪	$19.0 million and $8.2 million repayments of Pathway Partners Vet Management Company, LLC second lien term loan and second lien delayed draw term loan, respectively;
▪	$12.9 million repayment of K2 Pure Solutions Nocal, LP first lien term loan;

▪	$31.2 million and $7.9 million cash repayments of U.S. Well Services, LLC first lien term loan and revolver, respectively; and
▪	$15.0 million partial repayment of unsecured debt to GBFC.
•

Our $96.3 million equity investment in Senior Loan Partners is generating a yield of approximately 11%. During the fourth quarter, Senior Loan Partners made investments into four new portfolio companies and four existing portfolio companies totaling $57.5 million of new capital deployments during the quarter. Total committed capital and outstanding investments, at par, amounted to $363.5 million and $343.6 million, respectively, to 27 borrowers. The four new investments at par were (i) a $12.0 million first lien term loan to Achilles Acquisition, LLC, a national employee benefits agency specializing in insurance for small-to-medium sized businesses, (ii) a $10.0 million first lien term loan to NGS US Finco, LLC, an operation and maintenance provider of natural gas transmission networks in the US, (iii) an $8.9 million first lien term loan to F.M.I. Intermediate Holdings, LLC, a vertically integrated provider of flight critical, complex structural assemblies and related manufacturing services for global commercial, military and business aircraft, and (iv) a $8.0 million first lien term loan and a $2.0 million unfunded delayed draw term loan to TLE Holdings, LLC, a developer of care and early education programs throughout the US. Incremental investments to existing portfolio companies primarily included (i) an additional $8.5 million investment Crown Paper Group Inc., and (ii) an additional $8.6 million investment in Digital Room, LLC.

•

As of December 31, 2018, there were three non-accrual investment positions, representing approximately 1.6% and 7.1% of total debt and preferred stock investments, at fair value and cost, respectively, as compared to non-accrual investment positions of approximately 3.6% and 14.3% of total debt and preferred stock investments at fair value and cost, respectively, at December 31, 2017. Our average internal investment rating at fair market value at December 31, 2018 was 1.44 as compared to 1.31 as of the prior quarter end.

•

During the quarter ended December 31, 2018, net realized and unrealized losses before tax were $(46.4) million, primarily due to depreciation in portfolio valuations during the quarter. For the three months ended December 31, 2018, unrealized gains in a consolidated taxable subsidiary resulted in a decrease to our deferred tax liability of $2.2 million.

Fourth Quarter Financial Updates

•

GAAP net investment income (“NII”) was $11.8 million, or $0.17 per share, and $47.4 million, or $0.66 per share, respectively, for the three months and year ended December 31, 2018. Relative to distributions declared of $0.18 per share, our NII distribution coverage was 94% for the quarter. For the full year 2018, relative to distributions declared of $0.72 per share, our NII distribution coverage was 93%.

•

As previously disclosed, our base management fee rate was reduced from an annual rate of 2.00% of total assets to 1.75% effective March 7, 2017. For the year ended December 31, 2018, $8.5 million of incentive management fees based on income were earned by our investment adviser; however, as previously disclosed, any such fees earned until December 31, 2018 were waived by our investment adviser. This waiver has now been extended to June 30, 2019. Pursuant to the waiver, $16.5 million of incentive management fees have been waived on a cumulative basis. During the year, there was no accrual for incentive management fees based on gains.

•

The Company holds certain portfolio investments through taxable subsidiaries as pass through entities. Income earned and gains realized on the investment held by the taxable subsidiary are taxable to such subsidiary. For the three months ended December 31, 2018, a reversal of a deferred tax liability of $2.2 million was included in net realized and unrealized gain (loss), primarily due to a depreciation in valuations on the portfolio investments held in a taxable subsidiary. For the year ended December 31, 2018, deferred tax had no impact to the Consolidated Statement of Operations.

•

Tax characteristics of all 2018 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2018 distributions of $0.72 per share were comprised of $0.70 per share from various sources of income and $0.02 per share of return of capital. Our return of capital distributions totaled $1.98 per share from inception to December 31, 2018. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2018.

Liquidity and Capital Resources

•

At December 31, 2018, we had $13.5 million in cash and cash equivalents and $238.6 million of availability under our credit facility, subject to leverage restrictions, resulting in approximately $252.1 million of availability for portfolio company investments.

•

Net leverage, adjusted for available cash, receivables for investments sold, payables for investments purchased and unamortized debt issuance costs, stood at 0.36x at quarter-end, and our 354% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $293.4 million. Further, as of quarter-end, approximately 78% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, March 7, 2019, to discuss its fourth quarter 2018 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (888) 254-3590, or from outside the United States, +1-323-994-2093, 10 minutes before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 1729257). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, March 7, 2019 and ending at 1:00 p.m. on Thursday, March 21, 2019. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial (719) 457-0820 and enter the Conference ID Number 1729257.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (http://www.blackrockbkcc.com/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

	December 31, 2018	December 31, 2017
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $233,331,450 and $311,938,762)	$200,569,644	$261,683,202
Non-controlled, affiliated investments (cost of $130,892,674 and $195,354,637)	111,727,234	215,779,077
Controlled investments (cost of $388,870,375 and $321,999,526)	359,356,068	280,478,528
Total investments at fair value (cost of $753,094,499 and $829,292,925)	671,652,946	757,940,807
Cash and cash equivalents	13,497,320	29,014,645
Receivable for investments sold	1,691,077	1,344,918
Interest, dividends and fees receivable	4,084,001	8,342,780
Prepaid expenses and other assets	2,707,036	3,236,819
Total Assets	$693,632,380	$799,879,969
Liabilities
Debt (net of deferred financing costs of $3,227,965 and $4,209,445)	$186,397,728	$206,661,272
Interest and credit facility fees payable	722,841	1,820,971
Distributions payable	12,552,212	13,152,924
Base management fees payable	3,494,520	3,734,655
Payable for investments purchased	989,460	479,297
Accrued administrative services	376,507	114,995
Other accrued expenses and payables	2,078,958	2,815,923
Total Liabilities	206,612,226	228,780,037
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 77,861,287 and 77,723,764 issued and 68,921,798 and 72,946,910 outstanding	77,861	77,723
Paid-in capital in excess of par	853,248,794	858,087,822
Distributable earnings (losses)	(304,106,473)	(249,331,111)
Treasury stock at cost, 8,939,489 and 4,776,854 shares held	(62,200,028)	(37,734,502)
Total Net Assets	487,020,154	571,099,932
Total Liabilities and Net Assets	$693,632,380	$799,879,969
Net Asset Value Per Share	$7.07	$7.83

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

	Three	Three
	months	months
	Ended	ended
	12/31/18	12/31/17	Year ended	Year ended
	(Unaudited)	(Unaudited)	12/31/18	12/31/17
Investment Income:
Non-controlled, non-affiliated investments:
Cash interest income	$6,458,180	$9,751,698	$28,138,255	$42,597,334
PIK interest income	231,517	202,494	516,904	3,340,360
Cash dividend income	—	—	—	404,780
PIK dividend income	—	—	—	65,944
Fee income	366,042	2,708,371	1,428,852	3,213,513
Total investment income from non-controlled, non-affiliated investments	7,055,739	12,662,563	30,084,011	49,621,931
Non-controlled, affiliated investments:
Cash interest income	1,937,189	2,954,495	9,401,715	10,540,239
PIK interest income	374,151	986,653	1,784,118	4,054,626
PIK dividend income	254,555	917,861	827,934	2,997,385
Fee income	—	156,716	35,000	506,632
Total investment income from non-controlled, affiliated investments	2,565,895	5,015,725	12,048,767	18,098,882
Controlled investments:
Cash interest income	7,064,876	4,119,450	24,490,257	18,714,928
PIK interest income	—	143,484	1,474,466	1,463,401
Cash dividend income	3,968,845	2,456,399	14,264,703	8,814,639
PIK dividend income	—	—	731,516	—
Fee income	13,855	—	725,643	25,000
Total investment income from controlled investments	11,047,576	6,719,333	41,686,585	29,017,968
Other income	48,231	—	48,231	590,429
Total investment income	20,717,441	24,397,621	83,867,594	97,329,210
Expenses:
Base management fees	3,494,520	3,734,655	14,138,788	16,391,532
Incentive management fees	2,356,899	2,903,436	8,510,866	7,980,098
Interest and credit facility fees	3,786,153	4,149,211	15,228,062	18,205,912
Professional fees	864,500	1,026,921	2,428,850	2,708,262
Administrative services	376,507	114,995	1,702,723	1,039,221
Director fees	181,000	193,250	727,000	668,500
Investment advisor expenses	87,500	87,500	350,000	350,004
Other	142,768	573,908	1,860,696	2,874,087
Total expenses, before incentive management fee waiver	11,289,847	12,783,876	44,946,985	50,217,616
Incentive management fee waiver	(2,356,899)	(2,903,436)	(8,510,866)	(7,980,098)
Expenses, net of incentive management fee waiver	8,932,948	9,880,440	36,436,119	42,237,518
Net Investment Income	11,784,493	14,517,181	47,431,475	55,091,692

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	3,237	(859,750)	(46,104,588)	(54,814,358)
Non-controlled, affiliated investments	28,550,295	—	28,550,295	—
Controlled investments	375,000	—	(28,384,662)	2,375,534
Net realized gain (loss)	28,928,532	(859,750)	(45,938,955)	(52,438,824)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	(6,923,226)	(8,065,434)	17,493,755	23,612,802
Non-controlled, affiliated investments	(52,063,236)	346,794	(35,110,643)	23,722,730
Controlled investments	(16,012,774)	(7,814,577)	7,527,453	(28,225,914)
Foreign currency translation	(356,834)	(23,380)	(565,247)	463,413
Net change in unrealized appreciation (depreciation)	(75,356,070)	(15,556,597)	(10,654,682)	19,573,031
Deferred Taxes	2,220,156	5,257,916	—	—
Net realized and unrealized gain (loss)	(44,207,382)	(11,158,431)	(56,593,637)	(32,865,793)
Realized losses on extinguishment of debt	—	(10,723)	—	(1,323,442)
Net Increase (Decrease) in Net Assets Resulting from Operations	$(32,422,889)	$3,348,027	$(9,162,162)	$20,902,457
Net Investment Income Per Share—basic	$0.17	$0.20	$0.66	$0.75
Earnings (Loss) Per Share—basic	$(0.46)	$0.05	$(0.13)	$0.29
Average Shares Outstanding—basic	69,835,855	73,145,321	71,373,570	72,983,354
Net Investment Income Per Share—diluted	$0.16	$0.19	$0.64	$0.73
Earnings (Loss) Per Share—diluted	$(0.46)	$0.05	$(0.13)	$0.29
Average Shares Outstanding—diluted (NII only)	86,829,592	94,875,804	88,367,307	90,927,689
Distributions Declared Per Share	$0.18	$0.18	$0.72	$0.72

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Until March 6, 2017, the Company recorded its liability for incentive management fees based on income as it became legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter until March 6, 2017 was based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the pro-rated period until March 6, 2017. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters caused the Company’s incentive management fee expense to become concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period until March 6, 2017, with the formula applied to each quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. After March 6, 2017, incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. In addition, on March 7, 2017, BlackRock Advisors, in consultation with the Company’s Board of Directors, agreed to waive incentive fees based on income after March 6, 2017 to December 31, 2018, which has subsequently been extended to June 30, 2019. BCIA has agreed to honor such waiver. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three months ended	Three months ended	Year ended	Year ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
GAAP Basis:
Net Investment Income	$11,784,493	$14,517,181	$47,431,475	$55,091,692
Net Investment Income per share	0.17	0.20	0.66	0.75
Addback: GAAP incentive management fee expense based on Gains	—	—	—	—
Addback: GAAP incentive management fee expense based on Income	—	—	—	—
Pre-Incentive Fee[1]:
Net Investment Income	$11,784,493	$14,517,181	$47,431,475	$55,091,692
Net Investment Income per share	0.17	0.20	0.66	0.75
Less: Incremental incentive management fee expense based on Income	—	—	—	—
As Adjusted[2]:
Net Investment Income	$11,784,493	$14,517,181	$47,431,475	$55,091,692
Net Investment Income per share	0.17	0.20	0.66	0.75

Note:  The Net Investment Income amounts for the three and twelve months ended December 31, 2018 are net of incentive management fees based on income and a corresponding incentive management fee waiver in the amounts of $2,356,899 and $8,510,866, respectively. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

1 Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

2 As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. Until March 6, 2017, the incremental incentive management fee was calculated based on the current quarter's incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. After March 6, 2017, incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

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